Pricing Supplement No. 4, dated March 30, 2001

(To Prospectus dated April 30, 1999 and        Rule 424(b)(3)
 Prospectus Supplement dated June 3, 1999)     File No. 333-75827

Maytag Corporation
Medium-Term Notes, Series D, Fixed Rate
--------------------------------------------------------------------------------
-Trade Date:  March 29, 2001     -Interest Rate: 6.875%
-Principal Amount: $185,000,000  -Interest Payment Date(s): Semi-annually on the
                                  1st of each April and October--commencing
                                  October 1, 2001 (or, if such date is not a
                                  Business Day, on the first Business Day
-Original Issue Date:             following such date) with no adjustment to
  April 3, 2001                   period end date for accrual calculation.
-Specified Currency:             -Stated Maturity: March 31, 2006
    [X] U.S. dollars             -Net Proceeds to Issuer: $183,736,450
    [_] Other                    -Authorized Denominations: $1,000
-Paying Agent:                   -Regular Record Dates: Fifteenth day
  Bank One, National Association    preceding each Interest Payment Date
-Issue Price:  99.817%           -Overdue Rate: N/A
-Underwriting Discount: 0.500%   -CUSIP: 57859HBS2
-------------------------------------------------------------------------------
-Form:  X  Book-Entry            -Depositary: The Depository Trust Company
       ---                       -Sinking Fund: No
           Certificated          -Amortizing Note: No
       ---

-Optional Redemption:  X  The Notes cannot be redeemed prior to maturity
                      ---
                          The Notes may be redeemed prior to maturity
                      ---

     -Redemption Terms: N/A

-Option to Elect Repayment:

        X  The Notes cannot be repaid prior to maturity
       ---

           The Notes can be repaid prior to maturity at the option of the holder
       ---

     -Optional Repayment Price(s): N/A
     -Optional Repayment Date(s): N/A

-Interest Rate Reset Option:     Yes
                             ---
                              X  No
                             ---

     -Optional Reset Dates:  N/A

-Stated Maturity Extension Option:     Yes
                                   ---
                                    X  No
                                   ---

     -Extension Period(s) and Final Maturity Date: N/A

     -Interest Rate During Extension Period: N/A

-Original Issue Discount Note:     Yes
                               ---
                                X  No
                               ---

     Total Amount of OID: N/A
     Original Yield to Maturity: N/A
     Initial Accrual Period OID: N/A
     Issue Price: N/A

-Name of Agent: Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc.

-Capacity:     Agent   X  Principal
           ---        ---

-If as principal:     The Notes are being offered at varying prices related
                  --- to prevailing market prices at the time of resale.

                   X  The Notes are being offered at a fixed initial public
                  --- offering price 99.817% of Principal Amount.

          ANNEX TO PRICING SUPPLEMENT NO. 4, DATED MARCH 30, 2001
                TO PROSPECTUS SUPPLEMENT DATED JUNE 3, 1999 AND
                        PROSPECTUS DATED APRIL 30, 1999

                               MAYTAG CORPORATION
                          MEDIUM-TERM NOTES, SERIES D
                                  (FIXED RATE)

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     We have entered into a Purchase Agreement, dated March 29, 2001, with Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. (the "Purchasers"). Subject to the terms and conditions set forth in the Purchase Agreement and the Distribution Agreement, as defined in the Prospectus Supplement, we have agreed to sell to each of the Purchasers, and each of the Purchasers has severally agreed to purchase, the principal amount of our 6.875% Notes due March 31, 2006 (the "Notes"), set forth below:

      Purchaser                                               Principal Amount
      ---------                                               ----------------

      Lehman Brothers Inc. ...................................  $ 92,500,000
      Merrill Lynch, Pierce, Fenner & Smith Incorporated......    46,250,000
      Salomon Smith Barney Inc. ..............................    46,250,000
                                                                ------------
           Total..............................................  $185,000,000
                                                                ============

     The Purchase Agreement provides that the obligations of the Purchasers to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Purchasers are committed to take and pay for all of the Notes, if any are taken.

     The Purchasers propose to offer the Notes in part directly to the public at the initial offering price set forth on the cover page of this Pricing Supplement, and in part to certain dealers at such price less a concession not in excess of 0.35% of the principal amount of the Notes. The Purchasers may allow, and such dealers may reallow, a concession not in excess of 0.20% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Purchasers.

     In connection with certain offers or sales of the Notes, one or more of the Purchasers may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. These transactions may include bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Purchasers create a short position in the Notes, that is, if they sell the Notes in an aggregate principal amount exceeding that set forth on the cover page of this Pricing Supplement, the Purchasers may reduce that short position by purchasing the Notes in the open market. Purchases of the Notes for the purpose of stabilization or to reduce a short position could cause the price of the Notes to be higher than it might be absent the purchases.

     The Notes are part of a new issue of securities with no established trading market. We have been advised by each Purchaser that it presently intends to make a market in the Notes, although none of the Purchasers is obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes, or that an active trading market for the Notes will develop. If an active public market does not develop, the market price and liquidity of the Notes may be adversely affected.

     We have agreed to indemnify the Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Purchasers may be required to make in respect thereof.

     The Purchasers and their affiliates engage in transactions with and perform services for us and certain of our affiliates from time to time in the ordinary course of business.